UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange

BUTLER NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Kansas	41-0834293
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Aero Plaza, New Century, Kansas	66031
(Address of principal executive office)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box: ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box: ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Each Class)

Explanatory Note

This Form 8-A/A is filed by Butler National Corporation (the “Company), to supplement and amend the information set forth on the Form 8-A filed by the Company on August 2, 2011.

Item 1. Description of Registrant’s Securities To Be Registered.

On October 29, 2024, Butler National Corporation (the “Company”) and UMB Bank, N.A., as rights agent (the “Rights Agent”), entered into Amendment Two (“Amendment Two”) to the Rights Agreement, originally dated as of August 2, 2011, between the Company and the Rights Agent (the “Rights Agreement”) filed as Exhibit 4.1 on the Company’s registration on Form 8-A dated August 2, 2011. The Rights Agreement was previously amended by Amendment One to the Rights Agreement dated July 22, 2021 (“Amendment One”), which was filed as Exhibit 4.2 on the Company’s 8-K filed July 26, 2021.

Amendment Two accelerates expiration of the Company’s preferred share purchase rights (the “Rights”) under the Rights Agreement by amending the definition of “Final Expiration Date” under the Rights Agreement to mean “October 29, 2024.” At the time of the termination of the Rights Agreement, all Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment Two, which is filed as Exhibit 4.1 to the Company’s Form 8-K filed on October 30, 2024 and is incorporated by reference herein.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Amendment Two to Rights Agreement between Butler National Corporation and UMB Bank, N.A., dated October 29, 2024, incorporated by reference to the Company’s Form 8-K filed on October 30, 2024.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUTLER NATIONAL CORPORATION
Date: October 30, 2024	/s/Tad M. McMahon Tad M. McMahon Chief Financial Officer